Exhibit 3

ARTICLES OF RESTATEMENT

OF

CORDIA BANCORP INC.

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1.	The name of the corporation immediately prior to restatement is Cordia Bancorp Inc.

2.	The restatement contains an amendment to the articles of incorporation.

3.	The text of the amended and restated articles of incorporation is attached hereto.

4.	The restatement was adopted by the corporation on April 30, 2014.

5.	The restatement was proposed by the board of directors and submitted to the shareholders in accordance with the applicable provisions of the Virginia Stock Corporation Act at a meeting held on June 25, 2014.

The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the amendment is as follows:

Class of shares	Number of outstanding shares	Number of votes entitled to be cast
Common stock	2,788,302	2,788,302

The total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment is as follows:

Class of shares	Number of votes cast in favor	Number of votes cast against
Common stock	1,933,500	5,201

The number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.

Executed in the name of the corporation on June 25, 2014 by:

/s/ Jack Zoeller
Jack Zoeller
President and Chief Executive Officer

SCC ID #07080815

SECOND

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CORDIA BANCORP INC.

ARTICLE I

Name

The name of the corporation is Cordia Bancorp Inc. (herein the “Corporation”).

ARTICLE II

Purpose

The purpose for which the Corporation is organized is to act as a financial institution holding company and to transact any and all other lawful business, not required to be specifically stated in the Articles of Incorporation, for which corporation may be incorporated under the Virginia Stock Corporation Act.

ARTICLE III

Capital Stock

A.           Authorized Shares

The aggregate number of shares of all classes which the Corporation has authority to issue is 200,002,000, of which 200,000,000 are to be common shares, $0.01 par value per share, and of which 2,000 are to be preferred shares, $0.01 par value per share. The Board of Directors of the Corporation, without stockholder action, may, by adoption of an amendment of these Articles: (i) classify any unissued shares into one or more classes or into one or more series within one or more classes; (ii) reclassify any unissued shares of any class into one or more classes or into one or more series within one or more classes; or (iii) reclassify any unissued shares of any series of any class into one or more classes or into one or more series within one or more classes.

B.           Common Stock

1.          The shares of common stock that the Corporation shall have authority to issue shall consist of:

a.           One hundred twenty million (120,000,000) shares of common stock (“Common Stock”);

b.           Five million (5,000,000) shares of nonvoting common stock (“Nonvoting Common Stock”); and

c.           Seventy five million (75,000,000) shares of common stock not designated as part of a class or series pursuant to this Article III or any other provision of these Articles of Incorporation (“Undesignated Common Stock”).

2.          Undesignated Common Stock may be issued from time to time in one or more additional classes or series. The Board of Directors may determine, in whole or in part, the preferences, voting powers, qualifications and special or relative rights or privileges of any such class or series before the issuance of any shares of that class or series. The Board of Directors shall determine the number of shares constituting each class or series of Undesignated Common Stock and each class or series shall have a distinguishing designation.

3.          The Corporation may issue rights, options or warrants for the purchase of shares or other securities of the Corporation. The Board of Directors shall have the power to authorize, without any action by the stockholders, the issuance of rights, options or warrants and determine (i) the terms upon which the rights, options or warrants are issued and (ii) the terms, including the consideration for which the shares or other securities are to be issued. The authorization for the Corporation to issue such rights, options or warrants constitutes authorization of the issuance of the shares or other securities for which the rights, options or warrants are exercisable.

4.          Nonvoting Common Stock

Except as set forth in this subsection 4, the Common Stock and the Nonvoting Common Stock shall have the same rights and privileges, share ratably in all assets of the Corporation upon its liquidation, dissolution or winding-up, be entitled to receive dividends in the same amount per share and at the same time when, as and if declared by the Corporation’s board of directors, and be identical in all other respects as to all other matters, except voting.

(a)           The holders of Nonvoting Common Stock shall have no voting rights except as required by the Virginia Stock Corporation Act. Notwithstanding the foregoing, and in addition to any other vote required by law, the affirmative vote of the holders of a majority of the outstanding shares of Nonvoting Common Stock, voting separately as a class, shall be required to amend the Corporation’s Articles of Incorporation, as amended, to adversely affect the designation, preferences, limitations or relative rights of all or part of the shares of Nonvoting Common Stock. Where shares of Nonvoting Common Stock are entitled to vote, each holder of Nonvoting Common Stock shall have one vote in respect of each share of Nonvoting Common Stock held of record solely on the matters as to which such shares are entitled to vote and subject to the rights and limitations specified by the Virginia Stock Corporation Act.

(b)           In the event of any stock split, combination or other reclassification of shares of either the Common Stock or the Nonvoting Common Stock, the outstanding shares of the other class shall be proportionately split, combined or reclassified in a similar manner; provided, however, that in any such transaction, holders of Common Stock shall receive only shares of Common Stock in respect of their shares of Common Stock and holders of Nonvoting Common Stock shall receive only shares of Nonvoting Common Stock in respect of their shares of Nonvoting Common Stock.

(c)           No transfer of shares of Nonvoting Common Stock by the initial holder thereof shall be permitted, except (i) in a Permitted Transfer, (ii) to an Affiliate of the initial holder of the Nonvoting Common Stock to be transferred or (iii) to the Corporation. A “Permitted Transfer” means a transfer by a holder of Nonvoting Common Stock (i) in a widespread public distribution; (ii) in which no transferee (or group of associated transferees) would receive two percent (2%) or more of any class of voting securities of the Corporation; or (iii) to a transferee that would control more than fifty percent (50%) of the voting securities of the Corporation without any transfer from such holder of Nonvoting Common Stock. “Affiliate” means, with respect to any person, any person directly or indirectly, controlling, controlled by or under common control with, such other person. Each share of Nonvoting Common Stock shall be converted automatically into one share of Common Stock incident to a transfer of such share of Nonvoting Common Stock to a transferee in a Permitted Transfer. The issuance of certificates, if any, for shares of Common Stock upon conversion of Nonvoting Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance. The Corporation shall cooperate with the timely conversion of Nonvoting Common Stock subject to compliance with applicable law and regulations.

(d)           The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock or shares held in treasury for the Corporation, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Nonvoting Common Stock.

(e)           In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Nonvoting Common Stock will at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that each share of Common Stock would be entitled to receive as a result of such transaction, provided that at the election of the holder of shares of Nonvoting Common Stock, any securities issued with respect to the Nonvoting Common Stock shall be nonvoting under the resulting institution’s organizational documents to the same extent as the Nonvoting Common Stock is nonvoting and the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Nonvoting Common Stock then outstanding) and take such other actions necessary to ensure that the holders of the Nonvoting Common Stock shall retain securities with substantially the same rights and benefits, including the right to convert nonvoting common stock into common stock, as the Nonvoting Common Stock. Subject to the immediately preceding sentence, in the event the holders of Common Stock are provided the right to convert or exchange Common Stock for stock or securities, cash and/or any other property, then the holders of the Nonvoting Common Stock shall be provided the same right based upon the number of shares of Common Stock such holders would be entitled to receive if such shares of Nonvoting Common Stock were converted into shares of Common Stock immediately prior to such offering. In the event that the Corporation offers to repurchase shares of Common Stock from its shareholders generally, the Corporation shall offer to repurchase Nonvoting Common Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase. In the event of any pro rata subscription offer, rights offer or similar offer to holders of Common Stock, the Corporation shall provide the holders of the Nonvoting Common Stock the right to participate based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such offering; provided that at the election of such holder, any shares issued with respect to the Nonvoting Common Stock shall be issued in the form of Nonvoting Common Stock rather than Common Stock.

C.           Preferred Stock

The Board of Directors of the Corporation, without stockholder action, may, by adoption of an amendment of these Articles, provide for the issuance of one or more classes or series of preferred shares and fix the terms, including the preferences, rights and limitations of each such class or series as may be permitted by the Virginia Stock Corporation Act. Except as provided in these Articles, there shall be no cumulative voting of any preferred stock in the election of directors.

D.           Preemptive Rights

No holder of any shares of any class or series or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase (i) any shares of any class or series or any other securities of the Corporation, (ii) any securities convertible into such shares; or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.

ARTICLE IV

Directors

A.           Classified Board of Directors

The Board of Directors shall consist of such number of individuals as shall be specified in or fixed in accordance with the Bylaws of the Corporation. Directors shall be divided into three classes, with each class containing one-third of the total, as near as may be. The term of office of the first class shall expire at the first annual stockholders’ meeting, the term of office of the second class shall expire at the annual stockholders’ meeting one year thereafter, and the term of office of the third class shall expire at the annual stockholders’ meeting two years thereafter, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual stockholders’ meeting thereafter, directors shall be elected to succeed those directors whose terms expire.

B.           Removal of Directors

Directors may be removed only with cause and then only by the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote in the election of directors.

C.           Vacancies

Subject to any rights provided in these Articles for holders of any class or series of preferred shares outstanding, any vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual stockholders’ meeting and until their successors are duly elected and qualified.

ARTICLE V

Certain Stockholder Vote Requirements

Except as otherwise required by the Virginia State Corporation Act, the affirmative vote of the holders of a 66 2/3% of the issued and outstanding shares of capital shares entitled to vote shall be required to approve the following actions:

1.          The amendment of the Corporation’s Articles of Incorporation, except that the Board of Directors, without any action by the stockholders, may amend these Articles to the fullest extent allowed under the Virginia State Corporation Act.

2.          To the extent stockholder approval is required under the Virginia State Corporation Act for a merger or consolidation, the merger or consolidation of the Corporation with or into any other corporation.

3.          To the extent stockholder approval is required under the Virginia State Corporation Act for the sale, lease or exchange of the Corporation’s property and assets, the sale, lease or exchange of the Corporation’s property and assets.

4.          The dissolution of the Corporation.

ARTICLE VI

Evaluation of Business Combinations

The Board of Directors shall, in connection with the exercise of its business judgment involving any actual or proposed transaction which would or may involve a change in control of the Corporation (whether by purchases of shares of any class or any other securities of the Corporation in the open market or otherwise, tender offer, merger, consolidation, dissolution, liquidation, sale of all or substantially all of the assets of the Corporation, proxy solicitation (other than on behalf of the Board of Directors or otherwise), in determining what is in the best interests of the Corporation and its stockholders and in making any recommendation to its stockholders, give due consideration to all relevant factors, including, but not limited to the following: (1) the economic effect, both immediate and long-term, upon the Corporation’s stockholders, including stockholders, if any, not to participate in the transaction; (2) the social and economic effect on the employees, depositors and customers of, and others dealing with, the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located; (3) whether the proposal is acceptable based on the historical and current operating results or financial condition of the Corporation; (4) whether a more favorable price could be obtained for the Corporation’s stock or other securities in the future; (5) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees; (6) the future value of the stock or any other securities of the Corporation; and (7) any antitrust or other legal and regulatory issues that are raised by the proposal. If the Board of Directors determines that any actual or proposed transaction which would or may involve a change in control of the Corporation should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any and all of the following: advising Stockholders not to accept the proposal; instituting litigation against the party making the proposal; filing complaints with governmental and regulatory authorities; acquiring the shares or any of the securities of the Corporation; selling or otherwise issuing authorized but unissued shares, other securities or treasury stock or granting options with respect thereto; selling any of the assets of the Corporation; acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and obtaining a more favorable offer from another individual or entity.

ARTICLE VII

Amendment of Bylaws

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, repeal, alter, amend and rescind the bylaws of the Corporation. Notwithstanding any other provision of these Articles or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law), the bylaws shall not be adopted, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than 66 2/3% of the outstanding capital shares of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting), or, as set forth above, by the Board of Directors.

ARTICLE VIII

Limitation of Officers’ and Directors’ Liability

An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages in any proceeding brought by or in the right of the Corporation or brought by or on behalf of stockholders of the Corporation, except to the extent otherwise required by Virginia law. If Virginia law is amended or enacted after the date of filing of these Articles to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by Virginia law, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX

Indemnification

The Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person’s testator, intestate, personal representative of spouse is or was a director or officer of the Corporation, is or was a director, officer, trustee, member, stockholder, partner, incorporator or liquidator of a Subsidiary of the Corporation, or serves or served at the request of the Corporation as a director, officer, trustee, member, stockholder, partner, incorporator or liquidator of or in any other capacity for any other enterprise. Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon demand by such person and, if any such demand is made in advance of the final disposition of any such action, suit or proceeding, promptly upon receipt by the Corporation of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this Article IX shall be enforceable against the Corporation by such person, who shall be presumed to have relied upon it in serving or continuing to serve as a director or officer or in such other capacity as provided above. In addition, the rights provided to any person by this Article IX shall survive the termination of such person as any such director, officer, trustee, member, stockholder, partner, incorporator or liquidator and, insofar as such person served at the request of the Corporation as a director, officer, trustee, member, stockholder, partner, incorporator or liquidator of or in any other capacity for any other enterprise, shall survive the termination of such request as to service prior to termination of such request. No amendment of this Article IX shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment.

Notwithstanding anything contained in this Article IX, except for proceedings to enforce rights provided in this Article IX, the Corporation shall not be obligated under this Article IX to provide any indemnification or any payment or reimbursement of expenses to any director, officer or other person in connection with a proceeding (or part thereof) initiated by such person (which shall not include counterclaims or crossclaims initiated by others) unless the Board of Directors has authorized or consented to such proceeding (or part thereof) in a resolution adopted by the board.

For purposes of this Article IX, the term “Subsidiary” shall mean any corporation, partnership, limited liability company or other entity in which the Corporation owns, directly or indirectly, a majority of the economic or voting ownership interest; the term “other enterprise” shall include any corporation, partnership, limited liability company, joint venture, trust, association or other unincorporated organization or other entity and any employee benefit plan; the term “officer,” when used with respect to the Corporation, shall refer to any officer elected or appointed pursuant to the Corporation’s Bylaws, when used with respect to a Subsidiary or other enterprise that is a corporation, shall refer to any person elected or appointed pursuant to the bylaws of such Subsidiary or other enterprise or chosen in such manner as is prescribed by the bylaws of such Subsidiary or other enterprise or determined by the board of directors of such Subsidiary or other enterprise, and when used with respect to a Subsidiary or other enterprise that is not a corporation or is organized in a foreign jurisdiction, the term “officer” shall include in addition to any officer of such entity, any person serving in a similar capacity or as the manager of such entity; service “at the request of the Corporation” shall include service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.

To the extent authorized from time to time by the Board of Directors, the Corporation may provide to (i) any one or more employees and other agents of the Corporation, (ii) any one or more officers, employees and other agents of any Subsidiary and (iii) any one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys’ fees, that are similar to the rights conferred in this Article IX on directors and officers of the Corporation or any Subsidiary or other enterprise. Any such rights shall have the same force and effect as they would have if they were conferred in this Article IX.

Nothing in this Article IX shall limit the power of the Corporation or the Board of Directors to provide rights of indemnification and to make payment and reimbursement of expenses, including attorneys’ fees, to directors, officers, employees, agents and other persons otherwise than pursuant to this Article IX.

ARTICLE X

Initial Registered Office and Registered Agent

The mailing address of the Corporation’s initial registered office in the Commonwealth of Virginia is 4701 Cox Road, Suite 301, Glen Allen, Virginia 23060-6802, County of Henrico, and the name of the Corporation’s initial registered agent at that office is CT Corporation System, a domestic stock corporation authorized to transact business in Virginia.